EXHIBIT 5.1

[LETTERHEAD OF VENABLE LLP]

October 1, 2004

Accredited Mortgage Loan REIT Trust

15090 Avenue of Science

San Diego, California 92128

Re:	Rule 462(b) Registration Statement Relating to Registration

Statement on Form S-3 (File Nos. 333-117484 and 333-117484-01)

Ladies and Gentlemen:

We have served as Maryland counsel to Accredited Mortgage Loan REIT Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of the registration of preferred shares of beneficial interest, $1.00 par value per share, of the Company (the “Preferred Shares”) having an aggregate initial offering price of up to $2,500,000 (the “Preferred Securities”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), on or about the date hereof. Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement, substantially in the form filed by the Company with the Commission;

2. The Declaration of Trust of the Company, as amended and restated and supplemented (the “Declaration of Trust”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5. Resolutions (the “Resolutions”) adopted by the Board of Trustees of the Company (the “Board”) relating to the registration and issuance of the Preferred Securities, certified as of the date hereof by an officer of the Company;

6. A certificate executed by an officer of the Company, dated as of the date hereof; and

7. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

Accredited Mortgage Loan REIT Trust

October 1, 2004

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Preferred Securities will not be issued or transferred in violation of any restriction or limitation contained in Article VIII of the Declaration of Trust.

6. In accordance with the Declaration of Trust and the Resolutions, the issuance of, and certain terms of, the Preferred Securities to be issued by the Company from time to time will be authorized and approved by the Board, or a duly authorized committee thereof, in accordance with the Maryland REIT Law (in each case, such approval referred to herein as the “Trust Proceedings”).

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. Upon the completion of all Trust Proceedings relating to the Preferred Securities and assuming that the sum of (a) all Preferred Shares issued as of the date hereof, (b) any Preferred Shares issued between the date hereof and the date on which any of the Preferred Securities are actually issued (not including any of the Preferred Securities) and (c) the Preferred Securities will not exceed the total number of each class and series of Preferred Shares that the Company is then authorized to issue, the issuance of the Preferred Securities will be duly authorized and, when and if delivered against payment therefor in accordance with the Resolutions and the Trust Proceedings, the Preferred Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with, or the applicability of, federal or state securities laws, including the securities laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP